EXHIBIT 99.3
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BUFFETS HOLDINGS,  INC.  ANNOUNCES RECEIPT OF REQUISITE  CONSENTS IN ITS TENDER
OFFER AND CONSENT SOLICITATION FOR ITS 13.875% SENIOR DISCOUNT NOTES

EAGAN, Minn.--(October 19, 2006)--Buffets Holdings, Inc. ("Buffets Holdings") announced today that in connection with its cash tender offer to purchase any and all of its 13.875% Senior Discount Notes due 2010 (the "Buffets Holdings Notes"), the requisite consents have been received to eliminate substantially all of the restrictive covenants for the indenture governing the Buffets Holdings Notes. Holders of approximately 81% aggregate principal amount at maturity of the Buffets Holdings Notes have validly tendered their notes prior to the Early Tender Date for Buffets Holdings Notes.

As a result of obtaining the requisite consents, Buffets Holdings executed and delivered a supplemental indenture setting forth the amendments to the indenture governing the Buffets Holdings Notes. The supplemental indenture provides that the amendments to the indenture will only become operative when validly tendered Buffets Holdings Notes are accepted for purchase pursuant to the tender offer. Buffets Holdings Notes tendered may not be withdrawn and consents delivered may not be revoked.

The tender offer for the Buffets Holdings Notes will expire at 9:00 a.m., New York City Time, on November 3, 2006, unless extended. Closing of the tender offer is subject to: (i) Buffets Holdings and Buffets, Inc. ("Buffets") having available funds sufficient to pay the total consideration with respect to all Buffets Holdings Notes tendered and all notes tendered pursuant to Buffets' tender offer for its 11.25% Senior Subordinated Notes, respectively, from the proceeds of a new notes offering, borrowings under its credit facility and/or real estate financing and (ii) certain other customary conditions.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Buffets Holdings Notes or other securities of either Buffets Holdings or Buffets. The offer is being made only by reference to the Offer to Purchase and Consent Solicitation Statement dated September 15, 2006 and related applicable Consent and Letter of Transmittal, as amended. Copies of documents may be obtained from Morrow & Co., Inc., the information agent for the tender offer and consent solicitation, at (800) 607-0088 (toll free).

Forward-looking Statements

The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. The risks and uncertainties involving forward-looking statements include, but are not limited to, general and economic conditions, negative publicity, the impact of competition, the seasonality of Buffets Holdings' business, adverse weather conditions, failure to realize the cost savings from its acquisition of Ryan's Restaurant Group, Inc., future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, public health developments including avian flu, government regulations, and inflation. For a detailed discussion of risks and uncertainties that you should consider, please refer to the "Risk Factors/Forward-Looking Statements" section contained in Buffets Holdings' Form 10-K which was filed with the Securities and Exchange Commission on September 20, 2006.

The statements in this release reflect Buffets Holdings' current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time and no obligation is undertaken to provide updates with respect to the information.

About Buffet Holdings

Buffets currently operates 340 restaurants in 32 states comprised of 331 buffet restaurants and nine Tahoe Joe's Famous Steakhouse(R) restaurants. The buffet restaurants are principally operated under the Old Country Buffet(R) or HomeTown Buffet(R) brands. Buffets also franchises eighteen buffet restaurants in seven states.